Exhibit 2.2
DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
(EXPRESSED IN CANADIAN DOLLARS UNLESS OTHERWISE NOTED)
(AUDITED)

Management’s Responsibility for Financial Reporting
The accompanying financial statements of Detour Gold Corporation (A Development Stage Company) were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in note 2 to the financial statements.
Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.
The Board of Directors is responsible for reviewing and approving the financial statements and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The members of the Audit Committee are not officers of the Company. The Audit Committee meets with management as well as with the independent auditors to review the internal controls over the financial reporting process, the financial statements and the auditors’ report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the financial statements for issuance to the shareholders.
Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

/s/ Gerald S. Panneton	/s/ Erik H. Martin

Gerald S. Panneton	Erik H. Martin
President and Chief Executive Officer	Chief Financial Officer

Toronto, Canada
March 10, 2008

Auditors’ Report
To the Shareholders of Detour Gold Corporation (A Development Stage Company)
We have audited the balance sheets of Detour Gold Corporation (A Development Stage Company) as at December 31, 2007 and 2006 and the related statements of loss and comprehensive loss, changes in shareholders’ equity, cash flows and schedule of exploration expenditures for the year ended December 31, 2007, for the period from inception (July 19, 2006) to December 31, 2006, and for the period from inception (July 19, 2006) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007, for the period from inception (July 19, 2006) to December 31, 2006, and for the period from inception (July 19, 2006) to December 31, 2007 in accordance with Canadian generally accepted accounting principles.
McGOVERN, HURLEY, CUNNINGHAM, LLP
Chartered Accountants
Licensed Public Accountants
TORONTO, Canada
February 20, 2008, except for
Note 15, which is at March 10, 2008
2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4
Telephone: (416) 496-1234 — Fax: (416) 496-0125 — E-Mail: info@mhc-ca.com — Website: www.mhc-ca.com

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Balance Sheets
(Expressed in Canadian Dollars unless otherwise noted)
As at December 31,

	2007	2006

ASSETS

Current assets
Cash and cash equivalents	$18,918,777	$8,022,023
Amounts receivable and prepaids	638,645	72,225

	19,557,422	8,094,248

Deferred transaction costs	—	453,800
Property and equipment (note 3)	387,420	—
Mineral property interests (note 4)	108,194,080	1,000,000

	$128,138,922	$9,548,048

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities (note 10)	$2,270,756	$636,067

Future income tax liability (note 9)	21,432,450	—

	23,703,206	636,067

Shareholders’ equity
Share capital (note 5 and statement)	114,280,877	5,000
Subscription receipts (note 5(a) and statement)	—	9,494,141
Contributed surplus (statement)	2,684,049	—
Accumulated deficit (statement)	(12,529,210)	(587,160)

	104,435,716	8,911,981

	$128,138,922	$9,548,048

Nature and continuance of operations (note 1)
Commitments and contingencies (notes 4 and 12)
Subsequent events (note 15)
The notes to the financial statements are an integral part of these financial statements.
Approved on behalf of the Board of Directors:

/s/ Gerald S. Panneton	/s/ Ronald W. Thiessen

Gerald S. Panneton	Ronald W. Thiessen
Director	Director

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars unless otherwise noted)

		For the period from	Cumulative
		inception	from
		(July 19, 2006)	inception
	Year ended	to	(July 19, 2006) to
	December 31, 2007	December 31, 2006	December 31, 2007

Expenses
Amortization	$2,720	$—	$2,720
Conference and travel	209,580	11,589	221,169
Exploration (schedule)	17,561,066	523,000	18,084,066
Interest expense	2,852	11,712	14,564
Investor relations and promotion	221,903	—	221,903
Professional fees	290,797	23,488	314,285
Office and administration	282,293	58,173	340,466
Regulatory fees	57,742	5,731	63,473
Salaries and management fees	1,503,493	—	1,503,493
Shareholder information	61,765	12,692	74,457
Stock-based compensation — exploration (note 6)	800,432	—	800,432
Stock-based compensation — operations and administration (note 6)	1,858,732	—	1,858,732

	22,853,375	646,385	23,499,760

Net loss before the under noted	(22,853,375)	(646,385)	(23,499,760)
Foreign exchange gain (loss)	(454)	—	(454)
Interest income	1,162,600	59,225	1,221,825

Net loss before future income tax recovery	(21,691,229)	(587,160)	(22,278,389)
Future income tax recovery (note 9)	9,749,179	—	9,749,179

Net loss and comprehensive loss	$(11,942,050)	$(587,160)	$(12,529,210)

Loss per share (note 8)	$(0.32)	$(0.12)

Weighted average number of common shares	37,230,108	5,000,000

The notes to the financial statements are an integral part of these financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Statements of Cash Flows
(Expressed in Canadian Dollars unless otherwise noted)

		For the period from	Cumulative
		inception	from
		(July 19, 2006)	inception
	Year ended	to	(July 19, 2006) to
	December 31, 2007	December 31, 2006	December 31, 2007

Cash provided by (used in)

OPERATING ACTIVITIES
Net loss	$(11,942,050)	$(587,160)	$(12,529,210)
Items not involving cash:
Accrued interest income	(66,042)	—	(66,042)
Amortization	2,720	—	2,720
Amortization included in exploration	18,359	—	18,359
Future income taxes	(9,749,179)	—	(9,749,179)
Stock-based compensation	2,659,164	—	2,659,164

	(19,077,028)	(587,160)	(19,664,188)
Changes in non-cash working capital items:
Amounts receivable and prepaids	(500,378)	(72,225)	(572,603)
Accounts payable and accrued liabilities	1,634,689	636,067	2,270,756

	(17,942,717)	(23,318)	(17,966,035)

INVESTING ACTIVITIES
Acquisition of mineral property interests	(4,750,000)	(1,139,080)	(5,889,080)
Purchase of property and equipment	(408,499)	—	(408,499)

	(5,158,499)	(1,139,080)	(6,297,579)

FINANCING ACTIVITIES
Securities issued for cash	35,000,000	9,499,141	44,499,141
Exercise of warrants for cash	1,803,726	—	1,803,726
Share issuance costs	(2,805,756)	(314,720)	(3,120,476)

	33,997,970	9,184,421	43,182,391

Increase (decrease) in cash and cash equivalents	10,896,754	8,022,023	18,918,777
Cash and cash equivalents, beginning of period	8,022,023	—	—

Cash and cash equivalents, end of period	$18,918,777	$8,022,023	$18,918,777

Components of cash and cash equivalents are as follows:
Cash	$18,918,777	$522,023
Cash equivalents	—	7,500,000

	$18,918,777	$8,022,023

Supplemental information (note 14)
The notes to the financial statements are an integral part of these financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars unless otherwise noted)

				For the period from		Cumulative
				inception		from
	Number of		Number of	(July 19, 2006)	Number of	inception
	common	Year ended	common	to	common	(July 19, 2006) to
	shares	December 31, 2007	shares	December 31, 2006	shares	December 31, 2007

Share Capital Authorized
The Company’s authorized share capital consists of an unlimited number of common shares without par value

Common shares issued and outstanding:

Balance, beginning of period	5,000,000	$5,000	—	$—	—	$—
Seed capital issued	—	—	5,000,000	5,000	5,000,000	5,000
Shares issued to subscription receipt holders, net (note 5(a))	5,000,000	9,494,141	—	—	5,000,000	9,494,141
Shares issued in initial public offering (“IPO”) (note 5(b))	10,000,000	35,000,000	—	—	10,000,000	35,000,000
Costs related to the initial public offering (note 5(b))	—	(2,392,105)	—	—	—	(2,392,105)
Shares issued to acquire the Detour Lake property (note 4)	20,000,000	70,000,000	—	—	20,000,000	70,000,000
Shares issued upon exercise of warrants	468,500	1,803,726	—	—	468,500	1,803,726
Fair value of shares issued upon exercise of warrants transferred from contributed surplus	—	370,115	—	—	—	370,115

Balance, end of period	40,468,500	$114,280,877	5,000,000	$5,000	40,468,500	$114,280,877

Subscription receipts
Balance, beginning of period		$9,494,141		$—		$—
Subscription receipts issued, net of costs (note 5(a))		—		9,494,141		9,494,141
Transfer of subscription receipts issued upon issue of common shares (note 5(a))		(9,494,141)		—		(9,494,141)

Balance, end of period		$—		$9,494,141		$—

The notes to the financial statements are an integral part of these financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Statements of Changes in Shareholders’ Equity (Continued)
(Expressed in Canadian Dollars unless otherwise noted)

		For the period from	Cumulative
		inception	from
		(July 19, 2006)	inception
	Year ended	to	(July 19, 2006) to
	December 31, 2007	December 31, 2006	December 31, 2007

Contributed surplus
Balance, beginning of period	$—	$—	$—
Stock-based compensation (note 6)	2,659,164	—	2,659,164
Fair value of warrants issued (note 7)	395,000	—	395,000
Fair value of warrants exercised (note 7)	(370,115)	—	(370,115)

Balance, end of period	$2,684,049	$—	$2,684,049

Accumulated deficit
Balance, beginning of period	$(587,160)	$—	$—
Net loss	(11,942,050)	(587,160)	(12,529,210)

Balance, end of period	$(12,529,210)	$(587,160)	$(12,529,210)

Total shareholders’ equity	$104,435,716	$8,911,981	$104,435,716

The notes to the financial statements are an integral part of these financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Schedule of Exploration Expenses
(Expressed in Canadian Dollars unless otherwise noted)

					For the period from	Cumulative
					inception	from
				Year	(July 19, 2006)	inception
	Massicotte,	Detour Lake,	Block A,	ended	to	(July 19, 2006) to
	Quebec,	Ontario,	Ontario,	December 31,	December 31,	December 31,
	Canada	Canada	Canada	2007	2006	2007

Expenditures
Administration	$—	$122,488	$—	$122,488	$—	$122,488
Air transport	12,434	76,425	—	88,859	—	88,859
Amortization	—	18,359	—	18,359	—	18,359
Assays and analysis	—	1,366,757	207,353	1,574,110	—	1,574,110
Drilling	—	9,286,475	522,320	9,808,795	—	9,808,795
Engineering	—	838,212	—	838,212	5,823	844,035
Environmental	—	251,889	—	251,889	9,145	261,034
Equipment rentals and leases	—	76,154	8,528	84,682	11,925	96,607
Feasibility	—	39,008	—	39,008	—	39,008
Geological	39,777	961,614	116,520	1,117,911	171,966	1,289,877
Graphics	—	75,579	—	75,579	23,259	98,838
Professional fees	—	—	1,260	1,260	—	1,260
Property fees and assessments	—	32,612	6,822	39,434	—	39,434
Site activities	—	3,171,883	183,182	3,355,065	300,882	3,655,947
Travel and accommodation	—	103,284	42,131	145,415	—	145,415

Total expenditures	$52,211	$16,420,739	$1,088,116	$17,561,066	$523,000	$18,084,066

The notes to the financial statements are an integral part of these financial statements.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
1. NATURE AND CONTINUANCE OF OPERATIONS
Detour Gold Corporation (the “Company” or “Detour Gold”) (A Development Stage Company) was incorporated on July 19, 2006 under the Canada Business Corporations Act as 6600964 Canada Inc. On August 21, 2006, the Company’s name was changed to Detour Gold Corporation. The principal business of the Company is the acquisition, exploration and development of mineral property interests. Detour is a development stage company, as defined by Accounting Guideline 11 of the Canadian Institute of Chartered Accountants’ (“CICA”) Handbook.
The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that planned exploration and development programs will result in profitable mining operations. The recoverability of amounts shown for mineral property interests is dependant upon completion of the acquisition of the mineral property interests, the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and future profitable production or, alternatively, upon disposition of such property at a profit. Changes in future conditions could require material write-downs of the carrying values of mineral property interests.
Although the Company has taken steps to verify title to its mineral property interests, in accordance with industry standards for the current stage of exploration of such property, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements, aboriginal claims, and noncompliance with regulatory requirements.
The Company has no revenues and the ability of the Company to ensure continuing operations is dependent on the Company, raising sufficient funds to finance exploration activities, identifying a commercial ore body, developing such mineral property interests, and upon the future profitable production or proceeds from the disposition of the mineral property interests. Management of the Company believes that it has sufficient funds to pay its ongoing administration expenses and meet its liabilities for the ensuring year as they fall due.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
These financial statements are prepared in accordance with Canadian generally accepted accounting principles and their basis of application is consistent with that of the previous period. Outlined below are those policies considered particularly significant.
(a) Cash and cash equivalents
Cash and cash equivalents consist of cash and highly liquid investments, having maturity dates of three months or less from the date of purchase, which are readily convertible to known amounts of cash.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(b) Property and equipment amortization
Mobile equipment is stated at cost less accumulated amortization. Amortization is provided on a straight-line basis over five years, which represents the estimated useful lives of the related equipment. Amortization of property and equipment used directly in exploration projects is included in exploration expenses.
Furniture and fixtures is amortized on a straight-line basis over 5 years. Computer equipment and software is amortized on a straight-line basis over 3 years.
(c) Mineral property interests
The acquisition costs of mineral property interests are deferred until the properties are placed into production, sold or abandoned. These costs are amortized on a unit-of-production basis over the estimated useful life of the related property following the commencement of production, or written off if the properties are sold, allowed to lapse or abandoned, or when impairment has been determined to have occurred. If the deferred mineral property costs are determined not to be recoverable over the estimated useful life of the property or are greater than the estimated fair market value of the property, the unrecoverable portion is charged to operations in that period.
The acquisition costs of mineral property interests include the cash consideration and the estimated fair market value of common shares, based on the trading price of the shares, on the date of issue or as otherwise provided under the agreement terms for the mineral property interests.
Exploration costs and option payments are expensed in the period incurred. Option payments which are solely at the Company’s discretion are recorded as they are made.
Administrative expenditures are expensed in the period incurred.
(d) Impairment of long-lived assets
The Company reviews and evaluates its long-lived assets, including its mineral property interests and property and equipment, for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. Measurement of an impairment loss is based on the excess of the estimated fair value of the asset over its carrying value.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(e) Income taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values, generally using the enacted or substantively enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Future income tax assets also result from unused loss carry-forwards and other deductions. Future tax assets are recognized to the extent that they are considered more likely than not to be realized. The valuation of future income tax assets is adjusted, if necessary, by the use of a valuation allowance to reflect the estimated realizable amount.
(f) Asset retirement obligations
The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset amount which is amortized over the remaining service life of the asset being retired. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).
Management is not presently aware of any material asset retirement obligations other than the contingent liability as discussed in note 4.
(g) Share capital
The Company records proceeds from share issuances net of issue costs. Shares issued for consideration other than cash are valued at the quoted market price on the date of issue. Share issue costs are deducted from share capital.
(h) Earnings (loss) per share
Basic earnings (loss) per share is calculated by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated using the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted earnings (loss) per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period.
(i) Segment disclosures
The Company currently operates in a single segment — the acquisition, exploration and development of mineral properties. All of the Company’s activities are conducted in Canada.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(j) Use of estimates
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of potential impairments of mineral property interests, the valuation of future income tax assets and liabilities, the rates for amortization of property and equipment, the assumptions used in determining asset retirement obligations and the fair value of stock-based compensation and other stock-based payments. Actual results could differ from those estimates.
(k) Stock-based compensation
The Company records all stock-based compensation and other stock-based payments using the fair value method.
Under the fair value method, stock-based payments are measured at the estimated fair value of the consideration received or the estimated fair value of the equity instruments issued or liabilities incurred, whichever is more reliably measurable, and are charged to operations over the vesting period with a corresponding credit to contributed surplus.
Consideration received on the exercise of stock options is recorded as share capital and the related contributed surplus is transferred to share capital.
(l) Translation of foreign currencies
Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at exchange rates in a manner that produces substantially the same reporting amounts that would have resulted had the underlying transactions been translated on the dates they occurred. Exchange gains or losses arising on translation are included in net loss for the period.
(m) Change in accounting policies
On January 1, 2007, the Company adopted CICA Handbook Sections 1530, “Comprehensive Income”, Section 3251 “Equity”, Section 3855, “Financial Instruments — Recognition and Measurement”, Section 3861, “Financial Instruments — Disclosure and Presentation” and Section 3865, “Hedges”.
Comprehensive Income
Section 1530 establishes standards for reporting and presenting comprehensive income, which is defined as the change in equity from transactions and other events from non-owner sources. Other comprehensive income refers to items recognized in comprehensive income that are excluded from net income calculated in accordance with Canadian generally accepted accounting principles.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(m) Change in accounting policies (continued)
Financial Instruments — Disclosure and Presentation
Section 3861 establishes standards for presentation of financial instruments and non-financial derivatives, and identifies the information that should be disclosed about them. Under the new standards, policies followed for periods prior to the effective date generally are not reversed and therefore, the comparative figures have not been restated except for the requirement to restate currency translation adjustments as part of other comprehensive income. Section 3865 describes when and how hedge accounting can be applied as well as the disclosure requirements. Hedge accounting enables the recording of gains, losses, revenues and expenses from derivative financial instruments in the same period as for those related to the hedged item.
Financial Instruments — Recognition and Measurement
Section 3855 prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. Under Section 3855, financial instruments must be classified into one of these five categories: held-for-trading, held-to-maturity, loans and receivables, available-for-sale financial assets or other financial liabilities. All financial instruments, including derivatives, are measured in the balance sheet at fair value except for loans and receivables, held to maturity investments and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value will depend on their initial classification, as follows: held-for-trading financial assets are measured at fair value and changes in fair value are recognized in net earnings; available-for-sale financial instruments are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in net earnings.
Accounting Changes
In July 2006, the Accounting Standards Board (“AcSB”) issued a replacement of CICA Handbook Section 1506, Accounting Changes. The new standard allows for voluntary changes in accounting policy only when they result in the financial statements providing reliable and more relevant information, requires changes in accounting policy to be applied retrospectively unless doing so is impracticable, requires prior period errors to be corrected retrospectively and calls for enhanced disclosures about the effects of changes in accounting policies, estimates and errors on the financial statements. The impact that the adoption of Section 1506 will have on the Company’s results of operations and financial condition will depend on the nature of future accounting changes.
Accounting Policy Choice for Transaction Costs
On June 1, 2007, the Emerging Issues Committee of the CICA issued Abstract No. 166, Accounting Policy Choice for Transaction Costs (EIC-166). This EIC addresses the accounting policy choice of expensing or adding transaction costs related to the acquisition of financial assets and financial liabilities that are classified as other than held-for-trading. Specifically, it requires that the same accounting policy choice be applied to all similar financial instruments classified as other than held-for-trading, but permits a different policy choice for financial instruments that are not similar. EIC-166 is effective on September 30, 2007 and requires retroactive application to all transaction costs accounted for in accordance with CICA Handbook Section 3855, Financial Instruments — Recognition and Measurement.
The Company has evaluated the impact of these sections on its financial statements and determined that no adjustments were required on adoption.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
(n) Future accounting changes
Capital Disclosures and Financial Instruments — Disclosures and Presentation
On December 1, 2006, the CICA issued three new accounting standards: Handbook Section 1535, Capital Disclosures, Handbook Section 3862, Financial Instruments — Disclosures, and Handbook Section 3863, Financial Instruments — Presentation. These standards are effective for interim and annual financial statements for the Company’s reporting period beginning on January 1, 2008.
Section 1535 specifies the disclosure of (i) an entity’s objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance.
The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments — Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.
The Company is currently assessing the impact of these new accounting standards on its financial statements.
In January 2006, the CICA Accounting Standards Board (“AcSB”) adopted a strategic plan for the direction of accounting standards in Canada. As part of the plan, accounting standards in Canada for public companies are expected to converge with International Financial Reporting Standards (“IFRS”) by the end of 2011. The Company continues to monitor and assess the impact of convergence of Canadian GAAP and IFRS.
(o) Comparative figures
Certain comparative figures have been reclassified to conform with the presentation adopted in 2007.
3. PROPERTY AND EQUIPMENT

		Accumulated	Net carrying
December 31, 2007	Cost	amortization	value

Mobile equipment	$352,080	$9,720	$342,360
Furniture and fixtures	20,401	2,720	17,681
Computer equipment and software	36,018	8,639	27,379

	$408,499	$21,079	$387,420

No comparative figures existed at December 31, 2006.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
4. MINERAL PROPERTY INTERESTS
Detour Lake Property
In August 2006, the Company entered into an agreement and subsequent amending agreements with Pelangio Mines Inc. (“Pelangio”) whereby Pelangio’s Detour Lake property would be acquired by the Company. The Detour Lake property consists of various claims in Lower Detour Lake and West of Sunday Lake areas, Ontario, and Massicotte Township, Québec, including an option to acquire the Detour Lake mine property (“Mine Option Property”) from Goldcorp Canada Ltd., and claims (Block A) that are currently subject to an option agreement in favour of Trade Winds Ventures Inc. (“Trade Winds”). Certain of the claims are subject to net smelter royalties of up to 3%. If the option to acquire the Mine Option Property were to be exercised prior to the successful reclamation of the mine site, the Company could be subject to reclamation obligations. Management estimates net present value of the potential reclamation obligations to be between $2.5 million and $5.0 million. The Company may exercise the option to acquire the Mine Option Property by making a payment of $400,000 within 120 days of the completion of all work required pursuant to the closure plan in respect of the property.
Under the agreements, the Company agreed to pay Pelangio $5 million cash and 20 million common shares of the Company. Of the $5 million cash payment required, $1 million was in the form of a non-refundable deposit paid upon signing of the agreements in August 2006. The Company also agreed to:
1.	complete a minimum $10 million private placement by October 25, 2006 (completed);

2.	complete a minimum $15 million initial public offering (“IPO”) no later than January 30, 2007 or such later date as agreed to in writing by Pelangio and the Company (completed on January 31, 2007);

3.	fund ongoing expenditures, budgeted at approximately $2.5 million in an approved work program, prior to the completion of the purchase. Of this amount, $523,000 was spent to December 31, 2006. An additional $1,010,000 was spent during January 2007.
The Company completed its acquisition of Detour Lake property on January 31, 2007 with a $4 million cash payment and the issuance of 20 million common shares to Pelangio, and having fully funded the approved work program, pursuant to the purchase agreement. The value of the common shares issued as partial consideration of the acquisition was determined based upon the IPO price of the common shares of the Company on January 31, 2007 ($3.50 per share).
The Company and Pelangio have agreed, for income tax purposes, to select a transfer price jointly under the Income Tax Act at an amount of not less than $10.3 million.
In September 2003, Pelangio had granted to Trade Winds an option to acquire a 50% interest in a certain portion of the Detour Lake property known as “Block A”. Under the terms of the agreement between Pelangio and Trade Winds (the “Trade Winds Agreement”), Trade Winds’ right to acquire a 50% interest in Block A is subject to a staged payment of cash and shares to Pelangio and the completion of an exploration commitment of $7.5 million. Pelangio assigned its rights under the Trade Winds Agreement to the Company in accordance with the terms and conditions of the Purchase Agreement. Trade Winds has advised the Company that it has completed the exploration commitment. The Company and Trade Winds are in the process of negotiating a formal joint venture agreement.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
4. MINERAL PROPERTY INTERESTS (Continued)
A summary of the investment in the Detour Lake property is as follows:

Amount

Issuance of 20,000,000 common shares to Pelangio	$70,000,000
Cash payments to Pelangio	5,000,000
Finders’ fees	750,000
Related transaction costs	139,080

$75,889,080
Future income tax liability at acquisition	32,305,000

$108,194,080

5. SHARE CAPITAL
(a) Subscription receipts
On October 23, 2006, the Company completed a private placement of 5,000,000 subscription receipts at a price of $2.00 per subscription receipt for gross proceeds of $10,000,000 ($9,494,141 net of issue costs). Each subscription receipt entitled the holder thereof to acquire one common share of the Company. All of the subscription receipts were exchanged for common shares upon the completion of the IPO on January 31, 2007.
(b) Initial Public Offering
On January 31, 2007, the Company completed an initial public offering of 10,000,000 common shares on the Toronto Stock Exchange. The common shares were issued at a price of $3.50 per common share, for gross proceeds of $35,000,000. The Company paid the agents a cash commission, including expenses, of $2,250,588 and issued 500,000 warrants (note 7). In addition, $869,888 of transaction costs were incurred in relation to the initial public offering, with $555,168 being paid during 2007 and the remainder having been paid in 2006. A future income tax asset of $1,123,371 was recorded against the share issuance costs.
(c) Escrow
The common shares issued to Pelangio to acquire the Detour Lake property were held in escrow until July 31, 2007. The 5,000,000 seed capital common shares issued on incorporation (July 19, 2006), were held in escrow until October 23, 2007. As at December 31, 2007, no shares were held in escrow.
6. SHARE PURCHASE OPTION PLAN
The Company has adopted a rolling stock option plan, whereby 10% of the Company’s issued and outstanding share capital may be granted to officers, directors, employees and consultants of the Company. In January 2007, the Company granted 1,385,000 options exercisable at $3.50 per share until January 31, 2012. Vesting of these options is 30% on January 31, 2008, 30% on January 31, 2009, and 40% on January 31, 2010.
In June 2007, the Company granted 936,000 options exercisable at $6.09 per share until January 31, 2012. Vesting of these options is 30% on January 31, 2008, 30% on January 31, 2009, and 40% on January 31, 2010. A total of 120,000 of these options were canceled during 2007.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
6. SHARE PURCHASE OPTION PLAN (Continued)
In October 2007, a total of 100,000 options, exercisable at $8.91 and expiring on January 31, 2012, were granted to an officer of the Company. Vesting of these options is 30% on February 15, 2008, 30% on January 31, 2009, and 40% on January 31, 2010.
In December 2007, a total of 884,000 options, exercisable at $11.50 and expiring on December 24, 2012, were granted to officers, directors, employees and consultants of the Company. Vesting of these options is 30% on December 24, 2008, 30% on December 24, 2009, and 40% on December 24, 2010.
The continuity of share purchase options is as follows:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance, December 31, 2006	—	$—
Granted	3,305,000	6.54
Cancelled	(120,000)	6.09

Balance, December 31, 2007	3,185,000	$6.55

As at December 31, 2007, the Company had the following stock options outstanding:

Options	Options	Exercise	Expiry
Granted	Vested	Price	Date

1,385,000	—	$3.50	January 31, 2012
816,000	—	$6.09	January 31, 2012
100,000	—	$8.91	January 31, 2012
884,000	—	$11.50	December 24, 2012

3,185,000	—

The exercise prices of all share purchase options granted were at or above the market price at the grant date. Using an option pricing model with the assumptions noted below. The weighted average grant date fair value of options granted during 2007 was $3.42.
The portion of the estimated fair value of options granted and vesting, which have been reflected in the statements of loss are as follows:

		For the period from	Cumulative
		inception	from inception
		(July 19, 2006)	(July 19, 2006)
	Year ended	to	to
	December 31, 2007	December 31, 2006	December 31, 2007

Exploration	$800,432	$—	$800,432
Administration	1,858,732	—	1,858,732

Total expense recognized in net loss and credited to contributed surplus	$2,659,164	$—	$2,659,164

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
6. SHARE PURCHASE OPTION PLAN (Continued)
The fair value of each option grant in fiscal 2007 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Risk free interest rate:	3.88% to 4.28%
Expected life:	3 to 5 years
Expected volatility:	53% to 62%
Expected dividends:	nil
7. WARRANTS
The Company granted 500,000 common share warrants to agents in relation to the IPO (note 5(b)), with each warrant exercisable into one common share in the Company at an exercise price of $3.85 until January 31, 2008. The warrants have been recorded at an estimated fair value of $395,000, using the following assumptions: risk-free interest rate — 4%; expected life — 1 year; expected volatility — 62%; expected dividends — nil. The continuity of these warrants is as follows:

		Weighted
	Number of	Average	Fair
	Warrants	Exercise Price	Value

Balance, December 31, 2006	—	$—	$—
Issued	500,000	3.85	395,000
Exercised	(468,500)	3.85	(370,115)

Balance, December 31, 2007 (Note 15)	31,500	$3.85	24,885

8. LOSS PER SHARE

		For the period from
		inception
		(July 19, 2006)
	Year ended	to
	December 31, 2007	December 31, 2006

Net loss	$(11,942,050)	$(587,160)

Net loss per share	(0.32)	(0.12)
Weighted average shares outstanding — basic and diluted	37,230,108	5,000,000

The effect of potential issuances of shares under stock options and warrants would be anti-dilutive, and accordingly basic and diluted loss per share are the same.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
9. INCOME TAXES
Major items causing the Company’s income tax rate to differ from the Canadian combined federal and provincial statutory rate of 36% (2006 — 36%) is as follows:

		For the period from
		inception
		(July 19, 2006)
	Year ended	to
	December 31, 2007	December 31, 2006

Loss before income taxes	$(21,691,229)	$(587,160)

Expected income tax (recovery) based on statutory rate	(7,809,000)	(211,000)
Adjustments to expected income tax benefit:
Change in tax rate	(2,504,179)	—
Share issue costs	—	(182,000)
Stock-based compensation	957,000	—
Change in valuation allowance	(393,000)	393,000

Future income tax (recovery)	$(9,749,179)	$—

Future Tax Balances

		For the period from
		inception
		(July 19, 2006)
	Year ended	to
	December 31, 2007	December 31, 2006

Future income tax assets (liabilities):
Mineral property interests	$(22,484,450)	$211,000
Share issue costs	812,000	146,000
Non-capital losses	240,000	36,000
Valuation allowance	—	(393,000)

Future income tax liability (net)	$(21,432,450)	$—

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
9. INCOME TAXES (Continued)
The Company’s exploration-related tax pools at December 31, 2007 total approximately $30.8 million (December 31, 2006 — $1.5 million).
At December 31, 2007, the Company has available non-capital loss carry-forwards for Canadian tax purposes with expiry as follows:

Year	Amount

2027	$725,000
2026	101,000

$826,000

10. RELATED PARTY TRANSACTIONS
Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

		For the period from
		inception
		(July 19, 2006)
	Year ended	to
	December 31, 2007	December 31, 2006

Included in accounts payable and accrued liabilities are the following amounts due to related parties

Hunter Dickinson Inc. (a)	$165,505	$24,225

Reimbursement for expenses and payments for services rendered by related parties

Hunter Dickinson Inc. (a)
Services rendered and expenses reimbursed	$2,359,367	$56,683
Promissory note — proceeds received	—	1,000,000
Promissory note — principal repaid	—	1,000,000
Interest paid	—	11,712
Pelangio Mines Inc. (b)
Exploration costs incurred on behalf of the Company	1,533,840	—
Acquisition of Detour Lake property	74,000,000	1,000,000
Director (c)	13,848	—
Officer (c)	80,269	—

(a)	Hunter Dickinson Inc. (“HDI”)
HDI is a private company which has certain directors in common with the Company. HDI provides geological, technical, corporate development, administrative and management services to, and incurs third party costs on behalf of, the Company on a full cost recovery basis pursuant to an agreement dated July 19, 2006. Balances receivable from, or payable to HDI, have arisen in the normal course of exploration work on the Company’s mineral property and from the provision of ongoing administrative and technical services.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
10. RELATED PARTY TRANSACTIONS (Continued)
(b) Pelangio Mines Inc. (“Pelangio”)
On January 31, 2007, the Company acquired the Detour Lake property from Pelangio through the issuance of common shares of the Company and cash, as described in note 4. Pelangio is a Canadian public company which, as a result of this share issuance, became a significant shareholder of the Company effective January 31, 2007.
In addition to the acquisition of the property, the Company reimbursed Pelangio $1,533,840 for exploration work conducted on a cost-recovery-only basis on the Company’s behalf at the Detour Lake property.
(c) Director and officer
During the year ended December 31, 2007, the Company paid $13,848 (2006 — $nil) to a director for technical consulting services. The Company also paid $80,269 (2006 — $nil) to a company owned by an officer of the Company for management and consulting services and for reimbursement of expenses incurred on behalf of the Company.
11. SEGMENTED INFORMATION
The Company currently operates in one reportable operating segment, being the acquisition, exploration and development of mineral property interests in Canada. All assets, including cash balances are currently located in Canada.
12. COMMITMENTS
The following table lists the Company’s material contractual obligations over the next three years.

	2008	2009	2010	Total

Operating leases	$148,900	$148,900	$37,400	$335,200

13. FINANCIAL INSTRUMENTS
Fair value of financial instruments
The Company’s financial instruments include cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities. The carrying value of these financial instruments approximates their fair value due to the short term nature of these items.
Commodity price risk
The ability of the Company to develop its properties and the future profitability of the Company is directly related to the market price of gold.

DETOUR GOLD CORPORATION
(A DEVELOPMENT STAGE COMPANY)
Notes to Financial Statements
December 31, 2007 and 2006
(Expressed in Canadian Dollars unless otherwise noted)
14. SUPPLEMENTAL INFORMATION

		For the period from	Cumulative
		inception	from
		(July 19, 2006)	inception
	Year ended	to	(July 19, 2006) to
	December 31, 2007	December 31, 2006	December 31, 2007

Common shares issued pursuant to acquisition of Detour Lake property	$70,000,000	$—	$70,000,000
Warrants issued as share issuance costs	$395,000	$—	$395,000
Value of warrants exercised	$370,115	$—	$370,115
Future income tax liability arising from acquisition of Detour Lake property (note 4)	$32,305,000	$—	$32,305,000
Future income taxes arising from share issuance costs	$1,123,371	$—	$1,123,371
Change in deferred transaction costs	$(453,800)	$453,800	$—
15. SUBSEQUENT EVENTS
On February 21, 2008, the Company entered into an Underwriting Agreement related to the sale of 4,000,000 Special Warrants of the Company at a price of $16.30 per Special Warrant for aggregate gross proceeds of $65,200,000. A 5% cash commission plus expenses were payable to the agents as part of the Underwriting Agreement. Each Special Warrant shall be automatically exercised for no additional consideration to acquire one Common Share of the Company, subject to certain conditions being met, including the issuance of a receipt for the final prospectus qualifying the distribution of the common shares.
On January 30, 2008, the remaining 31,500 broker warrants as disclosed in note 7 were exercised and proceeds of $121,275 were received.
Subsequent to December 31, 2007, 183,000 stock options priced at $3.50 and 126,400 priced at $6.09, were exercised for total proceeds of $1,410,276.